SUPPLEMENTAL RETIREMENT AGREEMENT


     THIS SUPPLEMENTAL RETIREMENT AGREEMENT, dated as of February 17, 1999 (the "Agreement"), by and between MEMC ELECTRONIC MATERIALS, INC. of St. Peters, Missouri, a Delaware corporation ("MEMC"), and Ludger H. Viefhues (the "Executive").

     WHEREAS, MEMC and the Executive have mutually agreed that the Executive will resign from service as Chief Executive Officer of MEMC, and as an employee of MEMC and a member of the Board of Directors (the "Board") at certain mutually agreeable dates;

     WHEREAS, the parties intend that this Agreement will set forth the terms regarding the Executive's resignation and will supercede the Executive's employment agreement with MEMC, dated as of September 3, 1996;

     NOW,   THEREFORE,   in   consideration  of  the  covenants  and  agreements
hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

     1. Effective Date; Transition Date. The Executive shall resign from service as Chief Executive Officer of MEMC effective as of February 17, 1999 (the "Effective Date"). The Executive shall continue to serve as an employee of MEMC and as a member of the Board until August 17, 1999 (the "Transition Date"), on which date he shall resign his employment with the Company and retire from the Board (it being understood that the Executive shall retire from the Board prior to that date upon request by the Chairman of the Board). Notwithstanding the foregoing, this Agreement shall not be effective until it is approved by the Board.

     2. Term. The term of the Executive's employment under this Agreement shall commence on the Effective Date and shall terminate on the Transition Date (the "Transition Term"). During the Transition Term, the Executive shall assist in the orderly transition in MEMC's leadership, including, without limitation, meeting with MEMC's employees and customers, and the Executive agrees to serve MEMC faithfully and to the best of his ability under the direction of the Chief Executive Officer. The Executive shall make himself available on a reasonable basis from time to time to perform such services, but there shall be no established schedule for the Executive's services and he shall not be required to devote any minimum number of days to the performance of such services. During the Transition Term, the Executive also agrees to continue to serve as a member of the Board as a non-executive director at no compensation in addition to that provided for in this Agreement. During the Transition Term, the Executive shall receive compensation and benefits as set forth in Part I below.

     From the Transition Date through August 17, 2000 (the "Severance Term"), the Executive shall receive compensation and benefits set forth in Part II below.

                 Part I: Arrangements During the Transition Term

     3. Compensation and Benefits. In consideration of the Executive's agreement to continue to be employed by MEMC under the terms and provisions of this Agreement, MEMC shall provide the Executive with the following compensation and benefit arrangements during the Transition Term.

          3.1 Compensation. During the Transition Term, the Executive shall continue to receive his annual base salary at the present annual rate of $520,000, payable in accordance with MEMC's regular payroll practices. In addition to continued payments of base salary, the Executive shall be entitled to receive (i) the full amount of his annual incentive payment in respect of 1998, as has been determined by the Compensation Committee, to be paid in a lump sum at the time the payments in respect of the 1998 plan year are made to other executives and (ii) in respect of 1999, a grant of options under the MEMC 1995 Equity Incentive Plan (the "Equity Incentive Plan") in an amount to be determined by the Compensation Committee of the Board in its sole discretion. The Executive shall also receive a pro rata annual incentive payment in respect of 1999, calculated by multiplying .71237 by the amount of the Executive's full bonus in respect of 1999, which bonus amount shall be determined based on the Compensation Committee's review of MEMC's actual performance for 1999, and which shall be paid in a lump sum at the time that payments in respect of the 1999 plan year would ordinarily be made under the terms of the MEMC annual incentive plan (it being understood that such pro rata bonus shall not be considered compensation for the purpose of calculating the Executive's pension benefits or any other such benefits he may receive from MEMC).

          3.2 Other Employee Benefits and Perquisites. During the Transition Term, the Executive shall be entitled to continue to participate in all welfare and pension benefit plans and programs of MEMC applicable to senior executives, including, without limitation, medical, dental, life insurance, disability income, the MEMC Electronic Materials, Inc. Pension Plan for Salaried Employees (the "MEMC Pension Plan") and the MEMC Electronic Materials, Inc. Supplemental Executive Pension Plan (the "MEMC SEPP"), on the same terms as in effect on the Effective Date, and shall continue to enjoy all other executive perquisites afforded to the Executive on the Effective Date.

          3.3 Use of Office  Space.  During  the  Transition  Term,  MEMC  shall continue to provide the Executive with suitable office space and secretarial support in order to facilitate his performance of services hereunder.


                 Part II: Arrangements During the Severance Term

     4. Severance Benefits. Effective as of the Transition Date, the Executive shall begin receiving the following payments and benefits:

          4.1  Severance  Pay.  The  Executive   shall  receive  a  supplemental
     severance benefit in an amount equal to $520,000, payable in a single lump sum within 10 business days of the Transition Date.

          4.2 Pension Credit. As of the Transition Date, the Executive shall receive an additional year of credit for service under the MEMC Pension Plan and the MEMC SEPP. MEMC acknowledges that as of the Transition Date, the combination of the Executive's age and years of service is at least eighty, and therefore the Executive will be eligible for the "Combo 80" early retirement income benefits under the MEMC Pension Plan.

          4.3 Stock Options. Effective as of the Transition Date, all unvested options granted to Executive under the Equity Incentive Plan shall vest and the Executive shall be permitted to exercise all stock options granted under the Equity Incentive Plan until the earlier of (A) three years following the Transition Date and (B) the expiration of the option's term.

          4.4 Repatriation Expenses. MEMC shall pay the Executive a lump sum amount equal to $45,455 in order to defray the expense of repatriating the Executive and his family to Germany.

          4.5 Other Employee Benefits and Perquisites. Effective as of the Transition Date, the Executive shall continue to participate in the welfare benefit plans of MEMC on the same terms as other executive officers until the earlier of (i) the expiration of the Severance Term and (ii) the date that the Executive returns to Germany. In addition, MEMC agrees that it will provide the Executive with reasonable and customary tax preparation services and financial planning assistance for the 1999 tax year.


           Part III: Provisions Applicable to both the Transition Term and the Severance Term

     5. Restrictive Covenants.

          5.1 Non-Compete; Confidentiality. For a period of two years following the Effective Date (the "Restricted Period"), the Executive will not accept employment nor engage in business, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent for any person, partnership, corporation or other business organization or entity other than MEMC or any of its subsidiaries which competes with MEMC without the express written consent of MEMC. In addition, the terms of the standard confidentiality agreement between MEMC and the Executive are incorporated herein by reference. Notwithstanding anything contained in this Section 5 to the contrary, the period of applicability of this Section 5 shall be extended an additional day for each day on which the Executive is in breach of this Section 5.

          5.2 Injunctive Relief. Without intending to limit the remedies available to the parties hereto, the parties acknowledge that a breach of any of the covenants contained in this Section 5 may result in material and irreparable injury to MEMC or the Executive, as the case may be, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the injured party shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the other party from engaging in activities prohibited by this Section 5 or such other relief as may be required specifically to enforce any of the covenants in this Section 5. If, for any reason, it is held that the restrictions under this Section 5 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 5 as will render such restrictions valid and enforceable.

          5.3 No Public Comment. The Executive hereby agrees now and at any time in the future to refrain from making any comments or statements to the press, the employees of MEMC or any individual or entity with whom MEMC has a business relationship or others, (i) which would be likely to adversely affect the conduct of the business of MEMC or any of its affiliates, or any of their plans or prospects, or their business reputations, or the business reputations of any of their representatives or members of their respective boards of directors, or (ii) which would disparage in any way or cast a negative light on MEMC or any of its affiliates, or any of their respective directors, officers, agents or employees. MEMC hereby agrees now and at any time in the future to refrain from making any comments or statements to the press or any individual or entity with whom the Executive has a business relationship or others, (i) which would be likely to adversely affect the business reputation of the Executive, or (ii) which would disparage in any way or cast a negative light on the Executive.

     6. Successors. MEMC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of MEMC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that MEMC would be required to perform it if no such succession had taken place. As used in this Agreement, "MEMC" shall mean MEMC as defined above and any successor to its business and/or assets which by reason hereof assumes and agrees to perform this Agreement by operation of law, or otherwise.

     7. General Release. In consideration of the payments provided this Agreement, the Executive hereby agrees to enter into a release and waiver in substantially the form attached as Exhibit A to this Agreement as of the Transition Date. In consideration of the willingness of the Executive to enter into this Agreement, MEMC hereby releases the Executive and his heirs, personal representatives, successors, and assigns from any and all claims of every nature and description, whether known or unknown, that arose prior to the date hereof. This does not release the Executive from any claim which may be made as a consequence of his future breach of any provision of this Agreement.

     8. Press Release. In connection with the Executive's retirement from service as Chief Executive Officer of MEMC as of the Transition Date, the Executive agrees that MEMC shall issue a press release substantially in the form of Exhibit B to this Agreement.

     9. Miscellaneous.

          9.1 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          9.2 Disputes. Any disputes between the parties to this Agreement shall be settled by arbitration in St. Louis, Missouri under the auspices of the American Arbitration Association in accordance with the National Rules for the Resolution of Employment Disputes promulgated by the Association. The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof.

          9.3 Entire Agreement; Amendment.

               (i) Except as expressly set forth herein, this Agreement represents the entire agreement of the parties concerning the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between MEMC and the Executive, including, without limitation, the employment agreement between MEMC and the Executive, dated as of September 3, 1996 (the "Prior Agreement"). The parties hereto acknowledge that they have no further claims or rights under the Prior Agreement.

               (ii) This Agreement may be amended at any time by mutual written agreement of the parties hereto.

          9.4 Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under MEMC's employee benefit plans, if any.

          9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                          MEMC ELECTRONIC MATERIALS, INC.

                          By:  /s/ Helmut Mamsch
                               ------------------------------------------------
                          Name:  Helmut Mamsch
                          Title: Chairman of the Board


                          /s/ Ludger H. Viefhues
                          -----------------------------------------------------
                          Ludger H. Viefhues

                                   Exhibit A

                               Waiver and Release

     This Waiver and Release (the "Release") is entered into as of August 17, 1999, by and between MEMC ELECTRONIC MATERIALS, INC. of St. Peters, Missouri, a Delaware corporation ("MEMC"), and Ludger H. Viefhues (the "Executive").

     (a) General Release. In consideration of the payments, covenants and benefits (collectively, the "Payments") provided to Executive by the Company pursuant to that certain Supplemental Retirement Agreement, dated as of February 17, 1999, Executive hereby releases and forever discharges MEMC and its respective parents, subsidiaries and affiliates (collectively, the "Group") and their respective officers, employees, directors and agents from any and all claims, actions and causes of action (collectively, "Claims"), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that Executive may have, or in the future may possess, arising out of (x) Executive's employment relationship with and service as a director, employee or officer of any member of the Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section (a) will not apply to any of the obligations of MEMC under the Supplemental Retirement Agreement. Executive further agrees that the Payments will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that Executive may have against any member of the Group arising out of Executive's employment relationship, his service as a director, employee or officer of any member of the Group and the termination thereof.

     (b) Specific Release of ADEA Claims. In consideration of the Payments, Executive hereby releases and forever discharges each member of the Group and their respective officers, employees, directors and agents from any and all claims, actions and causes of action that Executive may have as of the date he signs this Release arising under the U.S. Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Release, Executive hereby acknowledges and confirms the following: (i) he was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of this Release, including, without limitation, the terms relating to his release of claims arising under ADEA; (ii) he has been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) he is providing the release and discharge set forth in this Section (b) only in exchange for consideration in addition to anything of value to which he is already entitled.

     (c) Revocation. This Release may be revoked by Executive within the 7-day period commencing on the date he signs this Release (the "Revocation Period"). In the event of any such revocation by Executive, all obligations of the Company to provide the Payments to Executive will terminate and be of no further force and effect as of the date of such revocation. No such revocation will be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

     IN WITNESS WHEREOF, the parties have executed this Release effective as of the day and year first written above.

                                        MEMC ELECTRONIC MATERIALS, INC.

                                        By:____________________________________
                                             Name:
                                             Title:


                                        _______________________________________
                                        Ludger H. Viefhues

                                   Exhibit B

                                 PRESS RELEASE

MEMC BOARD ELECTS
KLAUS VON HORDE CEO,
REPLACING LUDGER VIEFHUES

Viefhues to Remain on Board

Dusseldorf, Germany, February 17, 1999 -- The Board of Directors of MEMC Electronic Materials Inc. announced that Ludger Viefhues has elected to retire as Chief Executive Officer with effect of today and that Klaus von Horde, now President and Chief Operating Officer, will become President and Chief Executive Officer.

Mr. Helmut Mamsch, Chairman, said "MEMC has been involved in an active program to restructure its operations and staff to respond to the difficult conditions which confront the silicon wafer industry throughout the world. We also thought it appropriate to strengthen the Company's leadership by combining the CEO and President's roles. Mr. Viefhues, who has served as CEO since 1996 and has been a key employee with HULS AG and VEBA AG for more than 30 years indicated to the Board his willingness to retire early and turn over the reins of leadership to Mr. von Horde who joined MEMC in 1997 and is presently President and Chief Operating Officer. The Board of Directors ratified this change at its meeting in Dusseldorf on February 17. The Board is pleased to announce that Mr. Viefhues has agreed to remain a Director to assist in an orderly transition. We thank him for his years of loyal service and effective leadership, and wish him and his family well in the future."

Mr. Ludger Viefhues said, "After the extensive restructuring program MEMC is well positioned to play a stronger role in the competitive silicon wafer business and serve its worldwide customers better with advanced products and services. Klaus von Horde has the right background we need to lead the Company at this time, and I am pleased the Board selected him to succeed me."

Mr. von Horde, 56, brings 30 years of management experience in the engineering business to the CEO position at MEMC. Since he joined MEMC in 1997 he has led the transformation effort to improve the operating performance of the Company. Previously, Mr. von Horde was CEO and Chairman of the Management board of Carl Schenck AG, a German engineering and equipment manufacturing company with sales of over $500 million and over 5,000 employees. Before that, Mr. von Horde served as Member of the Management Board of Asea Brown Boveri Industrie AG after 15 years of management experience at General Electric.

In commenting upon his election as CEO, Mr. Von Horde said, "MEMC has to thank Ludger Viefhues for his contribution and dedication to the development of this company. Today, there are still many challenges ahead of us, but with the direction given we will come out strong."

MEMC is the second-largest producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which in turn, are found in every type of microelectronics application, including computer systems, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems.

Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States. MEMC is the leading worldwide producer of silicon wafers outside of Japan and is the only non-Japanese silicon wafer manufacturer with manufacturing and research facilities in Japan.

News releases and other information about MEMC are available on the Internet via the World Wide Web at www.memc.com.